Exhibit 3.4.1

CERTIFICATE OF MERGER

of

P MERGER CORP.,

a Delaware corporation

with and into

PHILLIPS PETROLEUM COMPANY,

a Delaware corporation

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, PHILLIPS PETROLEUM COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify as follows:

First: The name and state of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

PHILLIPS PETROLEUM COMPANY	Delaware

P MERGER CORP. (formerly known as Porsche Merger Corp.)	Delaware

Second: The Agreement and Plan of Merger, dated as of November 18, 2001, by and among the Corporation, CONOCOPHILLIPS (formerly known as CorvettePorsehe Corp.), a Delaware corporation P MERGER CORP, C MERGER CORP. (formerly known as Corvette Merger Corp), a Delaware corporation and CONOCO INC., a Delaware corporation (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the Delaware Act

Third: The name of the surviving corporation of the merger is PHILLIPS PETROLEUM COMPANY (the “Surviving Corporation”).

Fourth: The Restated Certificate of Incorporation of the Surviving Corporation is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto, and as so amended and restated, such Restated Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until such time as it may be amended in accordance with applicable law and the provisions thereof.

Fifth: The executed Merger Agreement is on file at the principal executive offices of the Surviving Corporation at the Phillips Building, Fourth Street and Keeler Avenue, Bartlesville, Oklahoma 74004.

Sixth: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

Seventh: This Certificate of Merger shall be effective on its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 30th day of August, 2002.

PHILLIPS PETROLEUM COMPANY

By:	/s/ J. Bryan Whitworth

Name:	J. Bryan Whitworth
Title:	Executive Vice President, General Counsel & Chief Administrative Officer

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

PHILLIPS PETROLEUM COMPANY

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: PHILLIPS PETROLEUM COMPANY

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is THE CORPORATION TRUST COMPANY.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, $.01 par value (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.